Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports Third Quarter 2013 Results

HIGHLIGHTS

•	Third quarter adjusted EPS increased 17.1% to $0.82
•	North American Retail Grocery volume/mix grew 2.3% in the third quarter; excluding soup, third quarter volume/mix rose 6.3%
•	Net sales increased in all channels, totaling an increase of 5.4% in the third quarter driven by acquisitions and volume/mix
•	TreeHouse reaffirms 2013 adjusted earnings per share guidance of $3.07 to $3.12

Oak Brook, IL, November 7, 2013 -- TreeHouse Foods, Inc. (NYSE: THS) today reported third quarter earnings of $0.61 per fully diluted share compared to $0.58 per fully diluted share reported for the third quarter of last year.  The Company reported that adjusted earnings per share increased 17.1% in the third quarter to $0.82 compared to $0.70 in the prior year, excluding the unusual items described below.

The Company’s 2013 third quarter results included three unusual items that affected the year-over-year quarterly comparison.  The first item is an $0.11 per share expense related to the previously announced restructuring of the Company’s soup operations and the Seaforth, Ontario, Canada salad dressing plant closure.  The second item is an $0.11 per share expense for acquisition and integration costs, primarily due to the previously announced acquisition of Associated Brands that closed in October.  The last item is a $0.01 per share gain on the mark-to-market adjustment of the Company’s commodity agreements.

ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
	(unaudited)		(unaudited)

Diluted EPS as reported	$0.61	$0.58	$1.72	$1.70
Restructuring/facility consolidation costs	0.11	0.12	0.39	0.13
Acquisition and integration costs	0.11	0.01	0.12	0.07
Mark-to-market adjustments	(0.01)	(0.01)	(0.02)	0.02
Foreign currency loss on translation of cash and notes	-	-	-	0.01

Adjusted EPS	$0.82	$0.70	$2.21	$1.93

“We delivered top line growth in all channels of distribution and are pleased with the results in the quarter, especially in our Retail segment, where food industry growth continues to be sluggish,” said Sam K. Reed, Chairman, President and Chief Executive Officer.  “Our portfolio has demonstrated resilience in the face of the industry challenges, and we are particularly optimistic that our initiatives to add value for our customers are paying off.  Through innovation, such as our single serve hot beverage platform, and strategic acquisitions, we are increasingly becoming our customers’ partner of choice.”

Adjusted operating earnings before interest, taxes, depreciation, amortization, non-cash stock based compensation, and unusual items, or Adjusted EBITDA (reconciliation to net income, the most directly comparable GAAP measure, appears on the attached schedule), was $78.0 million in the third quarter, an 8.1% increase compared to the prior year.  Adjusted EBITDA was higher primarily due to sales mix, pricing, cost containment and lower freight costs, partially offset by increased input costs and incremental incentive compensation.

Net sales for the third quarter totaled $567.2 million compared to $538.1 million last year, an increase of 5.4% primarily due to acquisitions (Cains Foods and the aseptic cheese and pudding business from Associated Milk Producers Inc.), as well as volume/mix and some minor pricing.  Compared to last year, sales in the third quarter for the North American Retail Grocery segment increased 4.5%, sales for the Food Away From Home segment increased 7.8%, and sales for the Industrial and Export segment increased 7.5%.

Total reported gross margins decreased from 21.0% last year to 20.3% in the third quarter this year.  This decrease was primarily due to higher input costs, higher cost of sales from Cains Foods and costs associated with restructurings and facility consolidations.

Selling, distribution, general and administrative expenses were $64.7 million for the third quarter, an increase of 6.9% from $60.5 million last year.  The increase was due primarily to incremental incentive compensation costs and additional expenses associated with the Cains Foods acquisition, which were partially offset by lower freight costs and lower distribution and delivery costs resulting from a shift in sales mix and network efficiencies.

Income tax expense decreased in the third quarter to $6.7 million due to a lower effective tax rate.  The Company’s third quarter effective income tax rate decreased to 22.8% from the 2012 third quarter rate of 25.6% due to the settlement of unrecognized tax benefits as a result of the expiration of the statute of limitations and the resolution of the Company’s 2010 IRS examination.

Net income for the third quarter totaled $22.7 million compared to $21.6 million last year.

SEGMENT RESULTS

The Company has three reportable segments:

1.
North American Retail Grocery – This segment sells branded and private label products to customers within the United States and Canada.  These products include non-dairy powdered creamers; condensed and ready to serve soups, broths and gravies; refrigerated and shelf-stable salad dressings and sauces; pickles and related products; Mexican sauces; jams and pie fillings; aseptic products; liquid non-dairy creamer; powdered drinks and single serve hot beverages; hot cereals; macaroni and cheese; and skillet dinners.

2.
Food Away From Home – This segment sells non-dairy powdered creamers; pickles and related products; Mexican sauces; refrigerated and shelf-stable dressings; aseptic products; hot cereals; and powdered drinks and single serve hot beverages to foodservice customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.
Industrial and Export – This segment includes the Company’s co-pack business and non-dairy powdered creamer sales to industrial customers for use in industrial applications, including products for repackaging in portion control packages and for use as ingredients by other food manufacturers; pickles and related products; Mexican sauces; infant feeding products; refrigerated dressings and single serve hot beverages.  Export sales are primarily to industrial customers outside of North America.

The direct operating income for the Company’s segments is determined by deducting manufacturing costs from net sales and deducting direct operating costs, such as freight to customers, commissions, as well as direct selling and marketing expenses.  Indirect sales and administrative expenses, including restructuring charges, are not allocated to the business segments as these costs are managed at the corporate level.

North American Retail Grocery net sales for the third quarter increased by 4.5% to $401.9 million from $384.7 million during the same quarter last year, primarily due to a 2.7% increase from acquisitions and a 2.3% increase in volume/mix.  The Company posted volume gains in single serve hot beverages and Mexican sauces that were partially offset by declines in soup, dry dinners and pickles.  Excluding the soup declines, which were due primarily to the previously disclosed partial loss of a retail customer, retail volume/mix improved 6.3%.  The volume/mix increase was driven in large part by the success of the new single serve hot beverages program.  Direct operating income margin in the third quarter decreased from 15.7% in 2012 to 15.5% in 2013 due to higher input costs and the inclusion of higher cost of sales from Cains Foods that include acquisition costs, partially offset by lower freight costs due to increased network efficiencies.

Food Away From Home segment net sales for the third quarter increased 7.8% to $96.9 million from $89.8 million during the same quarter last year, primarily due to a 12.8% increase from acquisitions and some pricing, partially offset by a 5.8% decrease in volume/mix.  The volume/mix decline was primarily in the pickles and aseptic categories, and was partially offset by growth in powdered drinks.  Direct operating income margin in the third quarter decreased from 14.0% in 2012 to 13.4% in 2013 primarily due to higher input costs and inclusion of higher cost of sales from Cains Foods that include acquisition costs.

Industrial and Export segment net sales for the third quarter increased 7.5% to $68.4 million from $63.6 million during the same quarter last year, primarily driven by a 5.5% increase from acquisitions and a 2.3% increase in volume/mix.  Direct operating income margin in the third quarter also increased from 17.6% in 2012 to 17.7% in 2013 primarily due to lower freight costs and a shift in sales mix, partially offset by the inclusion of higher cost of sales from Cains Foods that include acquisition costs.

OUTLOOK FOR 2013

With regard to the outlook for the balance of 2013, Mr. Reed said, “We are pleased with our momentum as we head to the finish of an evolutionary year.  We have added great new products and new companies with strong management teams to our TreeHouse portfolio.  This combination has allowed us to weather the volatility of demanding consumers, changing customer dynamics, a stagnant economy and political malaise.  Despite these headwinds, we believe we are well positioned to finish the year with double digit earnings growth. As a result, we are reaffirming our full year adjusted earnings per share guidance of $3.07 to $3.12.  As we previously noted, this includes minimal contribution from the acquisitions of Cains Foods and Associated Brands earlier this year.”

“The acquisition environment remains healthy, and we continue to see a series of private label properties coming to market.  As always, we are committed to our strategic acquisition filter and will be financially disciplined as we evaluate potential opportunities.  We are confident that the opportunity to consolidate the private label landscape is as attractive as ever,” concluded Mr. Reed.

 COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted earnings per share data contained in this press release reflects adjustments to reported earnings per share data to eliminate the net expense or net gain related to items identified in the above chart.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management.  Because the Company cannot predict the timing and amount of charges associated with unusual items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates.  These costs are not recorded in any of the Company’s operating segments.  Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization expense, non-cash stock based compensation expense, and unusual items.  Adjusted EBITDA is a performance measure and liquidity measure used by management, and the Company believes it is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance and ability to incur and service debt.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP.  These non-GAAP measures may be different from similar measures used by other companies.  A full reconciliation table between reported net income for the three and nine month periods ended September 30, 2013 and 2012 calculated according to GAAP and Adjusted EBITDA is attached.  Given the inherent uncertainty regarding unusual items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s third quarter earnings will be held at 9:00 a.m. (Eastern Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS

TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice distribution channels.  Our products include non-dairy powdered creamers, private label canned soups, refrigerated and shelf stable salad dressings and sauces, powdered drink mixes and single serve hot beverages, hot cereals, macaroni and cheese, skillet dinners, Mexican sauces, jams and pie fillings, pickles and related products, aseptic sauces, and liquid non-dairy creamer.  TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings, powdered drink mixes and instant hot cereals in the United States and Canada based on sales volume.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements.”  Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology.  These statements are only predictions.  The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements.  TreeHouse’s Form 10-K for the year ended December 31, 2012 and other filings with the SEC, discuss some of the factors that could contribute to these differences.  You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation.  The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
	(unaudited)		(unaudited)

Net sales	$567,150	$538,112	$1,633,606	$1,589,344
Cost of sales	451,887	424,903	1,294,603	1,254,612
Gross profit	115,263	113,209	339,003	334,732
Operating expenses:
Selling and distribution	33,437	32,546	97,233	100,698
General and administrative	31,222	27,929	87,801	77,237
Other operating expense, net	861	3,541	2,143	3,952
Amortization expense	8,583	7,848	25,309	24,735
Total operating expenses	74,103	71,864	212,486	206,622
Operating income	41,160	41,345	126,517	128,110
Other expense (income):
Interest expense	12,598	13,099	37,606	38,763
Interest income	(509)	(339)	(1,509)	(353)
Loss on foreign currency exchange	127	237	607	643
Other (income) expense, net	(428)	(614)	(796)	895
Total other expense	11,788	12,383	35,908	39,948
Income before income taxes	29,372	28,962	90,609	88,162
Income taxes	6,707	7,408	26,405	25,023
Net income	$22,665	$21,554	$64,204	$63,139

Weighted average common shares:
Basic	36,482	36,149	36,378	36,116
Diluted	37,438	37,074	37,353	37,116

Net earnings per common share:
Basic	$0.62	$0.60	$1.76	$1.75
Diluted	$0.61	$0.58	$1.72	$1.70

Supplemental Information:
Depreciation and Amortization	$25,060	$23,872	$80,198	$66,823
Stock-based compensation expense, before tax	$4,593	$3,364	$11,701	$9,112

Segment Information:
North American Retail Grocery
Net Sales	$401,907	$384,663	$1,163,733	$1,135,204
Direct Operating Income	$62,314	$60,331	$188,705	$176,835
Direct Operating Income Percent	15.5%	15.7%	16.2%	15.6%

Food Away From Home
Net Sales	$96,869	$89,827	$264,357	$253,061
Direct Operating Income	$13,027	$12,568	$35,888	$32,844
Direct Operating Income Percent	13.4%	14.0%	13.6%	13.0%

Industrial and Export
Net Sales	$68,374	$63,622	$205,516	$201,079
Direct Operating Income	$12,125	$11,197	$38,038	$30,497
Direct Operating Income Percent	17.7%	17.6%	18.5%	15.2%

The following table reconciles the Company’s net income to adjusted EBITDA for the three and nine months ended September 30, 2013 and 2012:

TREEHOUSE FOODS, INC.
RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
	(unaudited)		(unaudited)

Net income as reported	$22,665	$21,554	$64,204	$63,139
Interest expense	12,598	13,099	37,606	38,763
Interest income	(509)	(339)	(1,509)	(353)
Income taxes	6,707	7,408	26,405	25,023
Depreciation and amortization (1)	21,483	21,250	63,925	64,201
Stock-based compensation expense	4,593	3,364	11,701	9,112
Foreign currency loss on translation of cash and notes (2)	-	-	-	853
Mark-to-market adjustments (3)	(443)	(609)	(942)	972
Acquisition and integration costs (4)	5,266	258	5,748	3,163
Restructuring/facility consolidation costs (5)	5,651	6,162	20,787	6,580

Adjusted EBITDA	$78,011	$72,147	$227,925	$211,453

(1)
Depreciation and amortization excludes $3.6 million and $16.3 million of accelerated depreciation charges included in the restructuring/facility consolidation costs line of the Adjusted EBITDA reconciliation for the three months and nine months ended September 30, 2013, respectively.  Depreciation and amortization excludes $2.6 million of accelerated depreciation charges included in the restructuring/facility consolidation costs line of the Adjusted EBITDA reconciliation for the three months and nine months ended September 30, 2012.  2012 has been adjusted to reflect depreciation net of restructuring costs, consistent with 2013.

(2)	Foreign currency loss on translation of cash and notes included in Loss on foreign currency exchange totaled $0.9 million for the nine months ended September 30, 2012.

(3)
Mark-to-market adjustments included in Other (income) expense, net totaled ($0.4) million and ($0.9) million for the three months and nine months ended September 30, 2013, respectively.  Mark-to-market adjustments included in Other (income) expense, net totaled ($0.6) million and $1.0 million for the three months and nine months ended September 30, 2012, respectively.

(4)
Acquisition and integration costs included in General and administrative expense totaled $4.2 million and $4.7 million for the three and nine months ended September 30, 2013, respectively.  Acquisition and integration costs included in cost of sales totaled $1.0 million for the three and nine months ended September 30, 2013.  Acquisition and integration costs included in General and administrative expense totaled $0.3 and $1.6 million for the three and nine months ended September 30, 2012, respectively.  Acquisition and integration costs of $0.3 million were included in net sales, $1.3 million in cost of sales, and ($0.1) million in Other (income) expense, net for the nine months ended September 30, 2012.

(5)
Restructuring/facility consolidation costs included in Cost of sales totaled $4.7 million and $18.4 million for the three and nine months ended September 30, 2013, respectively.  Restructuring/facility consolidation costs included in Other operating expense, net totaled $0.9 and $2.4 million for the three and nine months ended September 30, 2013, respectively.  Restructuring/facility consolidation costs included in Cost of sales totaled $2.6 million for the three and nine months ended September 30, 2012, respectively.  Restructuring/facility consolidation costs included in Other operating expense, net totaled $3.6 million and $4.0 million for the three and nine months ended September 30, 2012, respectively.

The following table presents the Company’s change in net sales by segment for the three and nine months ended September 30, 2013 vs. 2012:

Three months ended September 30, 2013:

	North American	Food Away		Industrial
	Retail Grocery	From Home		and Export
	(unaudited)	(unaudited)		(unaudited)

Volume/mix	2.3%	(5.8	) %	2.3%
Pricing	0.1	1.3		(0.2)
Acquisition	2.7	12.8		5.5
Foreign currency	(0.6)	(0.5)		(0.1)
Total change in net sales	4.5%	7.8%		7.5%

Nine months ended September 30, 2013:

	North American	Food Away		Industrial
	Retail Grocery	From Home		and Export
	(unaudited)	(unaudited)		(unaudited)

Volume/mix	0.8%	(8.4	) %	(1.1	) %
Pricing	0.2	1.8		0.1
Acquisition	1.9	11.2		3.3
Foreign currency	(0.4)	(0.1)		(0.1)
Total change in net sales	2.5%	4.5%		2.2%